Exhibit 99.1

BED BATH & BEYOND INC. APPOINTS MINESH SHAH TO BOARD OF DIRECTORS

UNION, N.J., Feb. 17, 2022 – Bed Bath & Beyond Inc. (NASDAQ: BBBY) today announced that Minesh Shah has been appointed to its Board of Directors, effective March 1. Mr. Shah, currently Chief Operations Officer at Stitch Fix, has more than twenty years of experience developing leading-edge, omnichannel consumer experiences.

“We are pleased to welcome Minesh to our Board of Directors,” said Harriet Edelman, Chair of the Board of Directors at Bed Bath & Beyond Inc. “His extensive consumer, technology and operational experiences across numerous emerging and leading businesses are especially relevant for our Company. Additionally, Minesh’s deep knowledge and expertise in retail will offer valuable perspective and oversight of Bed Bath & Beyond’s ongoing transformation and drive to unlock greater shareholder value.”

President and CEO Mark Tritton said, “Minesh is a tremendous addition whose experience will be insightful as we continue to execute our end-to-end, strategic transformation as a digital first, omni always retailer. I look forward to working with him, along with our strong Board, as we plan and position our business for the long term.”

With the addition of Mr. Shah, the Bed Bath & Beyond Inc. board will comprise eleven members.

About Minesh Shah
Minesh Shah currently serves as Chief Operations Officer at Stitch Fix, the world’s leading online shopping experience, where he is responsible for the company’s operations and client experiences. His areas of focus include Styling, Client Experience, Warehouse Operations, and Logistics. Prior to Stitch Fix, Shah spent most of his career in high growth, consumer-driven companies – focused on operations, customer experience, omnichannel programs and marketing. Most recently, Shah led Delivery Operations at Tesla, rapidly scaling post-manufacturing infrastructure, while delivering great post-purchase experiences. He was also a leader in Global E-Commerce at Uniqlo and on the founding team at Walmart.com, where he spent a decade in marketing and operations roles, including as interim COO. Shah received a B.S. in Chemical Engineering and MBA from Northwestern University.

About Bed Bath & Beyond
Bed Bath & Beyond Inc. and subsidiaries (the "Company") is an omnichannel retailer that makes it easy for our customers to feel at home. The Company sells a wide assortment of merchandise in the Home, Baby, Beauty and Wellness markets. Additionally, the Company is a partner in a joint venture which operates retail stores in Mexico under the name Bed Bath & Beyond.

The Company operates websites at bedbathandbeyond.com, bedbathandbeyond.ca, buybuybaby.com, buybuybaby.ca, harmondiscount.com, facevalues.com, and decorist.com.

CONTACTS:
Investors: Susie A. Kim, ir@bedbath.com
Media: Julie Strider media@bedbath.com